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Exhibit 21.1

SUBSIDIARIES OF CRA INTERNATIONAL, INC.

Name of Organization	Jurisdiction
CRA Security Corporation	Massachusetts
CRA International Limited	Canada
CRA International (UK) Limited	United Kingdom
CRA International Limited	New Zealand
CRA International Pty Ltd	Australia
CRA International BV	Netherlands
Network Economics Consulting Group PTY LTD	Australia
Lee & Allen Consulting Limited	United Kingdom
Lee & Allen Consulting, Inc.	New York
CRA International GmBH	Germany
CRA International (Hong Kong) Limited	Hong Kong
Economics of Competition and Litigation Limited	United Kingdom

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  Exhibit 21.1